ZaZa Energy Corporation

1301 McKinney Street

Suite 2850

Houston, TX  77010

NEWS  RELEASE

NEWS  RELEASE

ZAZA ENERGY REPORTS 2012 YEAR-END RESULTS AND PROVIDES OPERATIONAL UPDATES

§	Substantial revenue and other income reported from gain on transactions
§	$66.8 million of debt paid down in CY12 with plans to further reduce debt in CY13
§	Joint Venture in the Eaglebine in 1Q13 provides company with increased financial flexibility and alliance with proven, best-in-class operator

HOUSTON, TX (April 1, 2013) –  ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced operational and financial results for the year ended December 31, 2012.

Results of operations include the results of the Company’s accounting predecessor, ZaZa LLC, from January 1, 2012 through February 20, 2012, and all of the Company’s subsidiaries, since February 21, 2012, excluding ZaZa Energy France (“ZEF”), which was sold on December 21, 2012 and is presented as discontinued operations.

Full Year 2012 Results

For the year ended December 31, 2012, ZaZa reported revenues and other income from continuing operations of $205.2 million, as compared to $17.6 million reported for the year ended December 31, 2011.  Included in 2012 revenues and other income is $195.6 million related to the gain on termination of the Hess Agreements. This gain consisted of a step up of oil and gas property to fair value of $117.0 million, a write-off of $5.4 million in working capital and a cash payment by Hess to ZaZa in the amount of $84.0 million.

The Company reported oil and gas revenue for the year of $9.6 million, up from $2.5 million for the year ended December 31, 2011.  The increase in oil and gas revenue is primarily a result of the termination agreements with Hess.  An overall rise in oil prices also contributed to this increase.

Operating costs and expenses for the year ended December 31, 2012 were $130.9 million as compared to $20.0 million in the comparable prior year period.  The increase in operating costs and expenses is primarily attributable to higher general and administrative expenses, and an increase in both lease and exploration expenses for the comparable 2011 period.

The Company reported operating income from continuing operations of $74.3 million compared to an operating loss of $2.5 million for the years ended December 31, 2012 and December 31, 2011, respectively.  Income from continuing operations before income taxes for the year ended December 31, 2012 was $28.9 million as compared to a loss from continuing operations before income taxes of $2.7 million for the comparable 2011 period.  Operating results are up significantly over the prior year as a result of a series of material transactions in 2012, most notably the successful consummation of the Agreement and Plan of Merger and Contribution with Toreador Resources Corporation, which took place in February 2012, and the termination of the Hess Joint Venture, which was finalized in July 2012. The Company also recorded an income tax expense of $82.9 million in 2012 as compared to an income tax expense of $0.1 million recorded in the prior year period.

ZaZa reported a net loss of $106.2 million for the year ended December 31, 2012 as compared to a net loss of $2.9 million for the year ended December 31, 2011.  The 2012 net loss was primarily attributable to income

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tax expenses of $82.9 million, $28.0 million in losses on the early extinguishment of debt, and interest expense of $14.7 million.  Additionally, the Company recorded a net loss from discontinued operations, net of tax of $52.2 million for the year ended December 31, 2012, and there was no impact of discontinued operations to results for the comparable 2011 period.

Todd A. Brooks, President and Chief Executive Officer, stated, “By executing on a series of strategic transactions in the first year of being a public company we strengthened our balance sheet and high graded our asset base. We are now well positioned to execute on our business plan and focus on growing our production reserves and cash flow in 2013 and 2014.”

Liquidity Update

-	In February 2012, in connection with the Combination of ZaZa LLC and Toreador, ZaZa issued Senior Secured Notes with a principal amount of $100 million, maturing in 2017.
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In October 2012, ZaZa completed the issuance and sale of $40.0 million aggregate principal amount of 9% Convertible Senior Notes.  The Notes are senior unsecured obligations and bear interest at a fixed rate of 9.0% per annum, maturing in August 2017, unless earlier converted, redeemed or purchased.

ZaZa paid down approximately $66.8 million of its obligation on its Senior Secured Notes by December 31, 2012, and with recent transactions announced last week, intends to pay down another $8.0 million upon the closing of these deals, which is expected to occur in the 2013 second quarter.

As of December 31, 2012, ZaZa had long-term debt, net of discounts, of $96.3 million, cash and cash equivalents of $34.6 million, in addition to restricted cash of $21.9 million.

2012 Corporate Milestones

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In February 2012, ZaZa consummated the combination of ZaZa LLC and Toreador, whereby ZaZa Energy Corporation became the parent company of both entities, now wholly owned subsidiaries.  The combination was treated as a reverse merger under the purchase method of accounting in accordance with GAAP.

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In March 2012, ZaZa entered into a transaction with Range Texas Production, LLC (“Range”), a subsidiary of Range Resources Corporation, to expand ZaZa’s position in the Eaglebine to a total holding of approximately 143Kgross acres (88K net acres).  Under the terms of this transaction, ZaZa obtained a 75% working interest in the acquired acreage, was designated as operator, committed to drill one well and committed to and made two cash payments to Range.

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In June 2012, ZaZa, Hess and Hess Oil France SAS entered into a Heads of Agreement (“HOA”), which eliminated Hess’ obligation to carry the cost of the wells under prior agreements in the Cotulla Prospect Area, in exchange for a cash payment of $15.0 million.

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In July 2012, ZaZa successfully negotiated the exit from the Hess Joint Venture whereby ZaZa relinquished the Cotulla Area and regained operational control of approximately 60% of the venture’s former acreage in the Eagle Ford (totaling 71,000 net acres).  Concurrent with this, Toreador also exited its joint venture with Hess in France, which resulted in ZaZa converting its 50% working interest in the French exploration licenses to a 5% non-cost bearing revenue interest for up to $130 million in cash receipts.  In addition to the aforementioned land transitions related to the dissolution of the joint venture, ZaZa received an aggregate of $84 million in cash from Hess.

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In November 2012, ZaZa and Vermillion REP SAS, a wholly-owned subsidiary of Vermillion

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Energy Inc., entered into a Share Purchase Agreement to sell 100% of its shares in ZaZa Energy France.  In December 2012, ZaZa consummated this transaction for a gross purchase price of $85.8 million.  The Company used approximately half of the net proceeds of $76.0 million to pay down part of its remaining senior secured notes.  Additionally, as part of the Paris Basin Agreement signed with Hess in July 2012, $15.0 million of the sales proceeds were placed in escrow until all exploration permits for the Paris Basin are successfully transferred.  With the exception of a 5% overriding royalty interest retained under the Paris Basin Agreement, ZaZa no longer has any meaningful operations or assets in connection with oil and gas operations in France.

2012 Operational Milestones

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Eagle Ford: Throughout the year, ZaZa drilled or participated in 13 gross wells, 1.2 net wells, in the Eagle Ford shale.  ZaZa also operated 100% of the Boening A-1H as part of the Hess Agreement dissolution, and this well began initial flow back in February 2013.  ZaZa also installed a pumping unit on the Crabb Ranch well in Gonzalez County, thus achieving sustainable production rates over 200 Bbls per day.  Additionally, in 2012, ZaZa obtained non-operated participation with GeoResources (Halcón) on the Ring Unit 1 through 5 wells.  As of December 31, 2012, ZaZa owned operating interests in four (4) Eagle Ford producing wells, and non-operating working interests in ten (10) Eagle Ford producing wells located in South Texas.

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Eaglebine: In the Eaglebine prospect area in 2012, ZaZa drilled one (1) horizontal well targeting the Lower Eaglebine (Stingray A-1H) and commenced drilling on one (1) vertical well targeting the Lower Cretaceous (Commodore A-1).

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ZaZa’s operations on the Stingray A-1H successfully drilled a vertical pilot hole through the Lower Eaglebine section, obtaining critical open hole logs and core data.  ZaZa also plugged back and successfully drilled a 4000’+ lateral targeting the Lower Eaglebine section, ran production casing and fracked fifteen (15) of sixteen (16) stages.

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ZaZa commenced drilling its Commodore A-1, a vertical well designed to test the Lower Cretaceous section.  This well reached total depth of 12,609’ and the Company began running casing in February 2013.

2013 Corporate Developments

As announced on March 25, 2013, ZaZa entered into three separate and independent transactions – one related to the Eaglebine prospect area and two in the Eagle Ford (Moulton).

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Eaglebine Joint Venture:  ZaZa entered into a Joint Exploration and Development Agreement (“Agreement”) with a large, Texas-based independent crude oil and natural gas company to further develop its Eaglebine assets.  Under the terms of the Agreement, ZaZa’s joint venture partner will receive up to a 75% working interest in up to 55K net acres and operate the JV acreage comprising 73K of ZaZa’s 92K net mineral acres.  ZaZa will retain a 25% working interest in the 73K acres.  These assets include certain lands located in Walker, Grimes, Madison, Trinity and Montgomery Counties, Texas, which are wholly-owned by ZaZa, and also incorporate certain properties that are jointly-owned by ZaZa and Range.  The development program consists of three (3) phases, each covering a three (3) well drilling program plus associated cash payments.  The Company noted that early-stage drilling preparations are underway for the first two (2) JV wells and drilling operations on this third well will be commenced before December 31, 2013.

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Sale of Moulton Acreage: In March 2013, ZaZa entered into a Purchase and Sale Agreement to sell approximately 10,000 net acres of its properties in the Eagle Ford trend located in Fayette, Gonzalez and Lavaca Counties, Texas (“the Moulton properties”), which includes seven (7) producing wells.  In exchange, ZaZa is to receive $43.25 million in cash.  This transaction is expected to close in the second quarter of 2013 and net proceeds, after closing purchase price adjustments and expenses, are expected to be approximately $42.0 million.  The closing is subject to normal closing conditions and the amendment of ZaZa’s securities purchase agreement for its senior secured notes.  In a separate transaction, the Company executed a Purchase and Sale Agreement to sell its remaining acreage in its Moulton properties for approximately $9.2 million.  This transaction is expected to close in April 2013, and is subject to normal closing conditions.

Mr. Ian H. Fay, ZaZa’s Chief Financial Officer added, “We have taken significant steps over the past year to improve our balance sheet by lowering our interest payments, capital expenditure requirements and related G&A expenses.  Additionally, we expect to receive over $60 million in cash in the second quarter of 2013, upon the consummation of our Eaglebine Joint Venture and the sale of our Moulton assets.  These transactions should further strengthen our financial position, provide us with additional working capital to pursue development of our 100% owned 19,000 net acres in the Eaglebine and execute proof-of-concept opportunities in other emerging plays in the U.S.  We now have added flexibility in our capital allocation strategy and believe the company is well funded to execute its plan and generate value for shareholders.”

Results of Operations

The results of operations include the results of our accounting predecessor, ZaZa LLC, from January 1, 2012 through February 20, 2012 and all of our subsidiaries, since February 21, 2012, excluding ZaZa Energy France, which was sold on December 21, 2012 and is presented as discontinued operations.  The table below relates to ZaZa’s continuing corporate activities and oil and gas exploration and production operations, and excludes discontinued operations.

The following table presents our production and average prices obtained for our production for the years ended December 31, 2012, and 2011:

	For the Year Ended December 31,
	2012	2011
Production:
Oil (Bbls):	97,598	27,784
Gas (Mcf):	162,213	11,646
Equivalents (BOE):	124,634	29,725

Average Price:
Oil ($/Bbl):	$93.73	$93.94
Gas($/Mcf):	$2.68	$3.08

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The following tables present our production data for the referenced geographic areas for the periods indicated:

	For the Year Ended December 31, 2012
	Gas	Oil	Equivalent
	(Mcf)	(Bbls)	(BOE)
Eagle Ford:
Cotulla	48,492	50,780	58,862
Moulton	10,268	34,106	35,817
Sweet Home	-	-	-
Hackberry	101,335	8,189	25,078
Eaglebine	-	-	-
Other Onshore	2,118	4,523	4,876
Total	162,213	97,598	124,634

	For the Year Ended December 31, 2011
	Gas	Oil	Equivalent
	(Mcf)	(Bbls)	(BOE)
Eagle Ford:
Cotulla	9,551	24,829	26,421
Moulton	-	-	-
Sweet Home	-	-	-
Hackberry	-	-	-
Eaglebine	-	-	-
Other Onshore	2,095	2,955	3,304
Total	11,646	27,784	29,725

Drilling Activity

The following table sets forth the number of gross exploratory and development wells ZaZa drilled, or in which it participated, during 2012 and 2011.  Productive wells are either producing wells or wells capable of production.

	Gross Wells
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2012	-	-	-	13	-	13
Year ended December 31, 2011	-	-	-	20	-	20

The following table sets forth the number of net exploratory and net development wells drilled by ZaZa during 2012 and 2011 based on its proportionate working interest in such wells.

	Net Wells
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2012	-	-	-	1.2	-	1.2
Year ended December 31, 2011	-	-	-	2.0	-	2.0

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As of December 31, 2012, ZaZa had an additional two exploratory wells being drilled, the Stingray and Boening, that are currently being completed and are pending final results.

Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on April 2, 2013, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at 866-515-2914 and entering pass code 28580424 (International number: 617-399-5128).  Interested parties can also participate on the webcast by visiting the ZAZA Energy Corporation website at www.zazaenergy.com.  For those who will be unable to participate, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: 888-286-8010 / International: 617-801-6888 / pass code: 18200272).  The live webcast and replay link can be found in the “Investor Relations” section of the ZAZA Energy website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

JMR Worldwide

Jay Morakis, Partner

Tel: 212-786-6037

Email:

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